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                                                                      Exhibit 99

               SCOTT PAPER TO SELL S.D. WARREN FOR $1.6 BILLION

PHILADELPHIA, Pa., October 10, 1994 -- Scott Paper Company announced today that it has signed an agreement of sale with a global investment group for S.D. Warren, Scott's printing and publishing papers subsidiary, for $1.6 billion, subject to certain adjustments. The transaction is expected to close by mid-December once certain conditions are met.

The investment group is headed by Sappi, Ltd., South Africa's leading paper and forest products company. The group also includes DLJ Merchant Banking Partners, L.P. and its affiliated funds as well as UBS Capital Corporation, the U.S. private investment arm of the Union Bank of Switzerland.

This announcement marks the completion of three of four key initiatives established by Albert J. Dunlap, Scott's chairman and chief executive officer, to revitalize Scott.

"I congratulate Sappi for taking advantage of this unique opportunity to strengthen their business with the addition of the world's leading producer of high quality, coated free papers," Dunlap said. "S.D. Warren is a great business, and I believe it will only benefit from the alliance."

Eugene van As, chairman and chief executive officer of Sappi, described the acquisition of S.D. Warren as a perfect strategic fit. "This is a once in a lifetime opportunity for us. It is the key step for Sappi in becoming the global leader in the fastest-growing segment of the paper industry -- coated free paper," Mr. van As said.

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Dunlap described the sale as a major milestone in Scott's 115-year history and a key initiative in transitioning the company from a paper company to a fast-moving, consumer products company.

The proceeds from the sale will be redeployed to strengthen Scott's financial position by repaying debt and to support key strategies to grow and improve Scott's global tissue business. Other uses for the proceeds, including the repurchasing of Scott stock, are also under consideration, according to Dunlap.

"Our sole criterion for these decisions continues to be directed at our number one priority: increasing shareholder value," said Dunlap. "We have, in only six months, essentially completed the first three parts of a four-part program for Scott that was announced earlier this year at our annual meeting."

During that time, Scott has implemented a major one-time restructuring and put in place a new management reporting structure and experienced management team.

"We are currently making excellent progress on the fourth and most important part of the program--developing new and improved strategies for our core tissue business," said Dunlap. "Our recently announced joint venture in China and the ground breaking for a new converting site in Arizona are the first steps along the path to make Scott a sharply focused, low-cost competitor."

"I am more optimistic than ever about Scott's future," Dunlap said.

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S.D. Warren, a Scott subsidiary since 1967, is the world's largest manufacturer of coated free paper used in high-quality magazines, advertising brochures and annual reports.

Scott is being represented by Salomon Brothers Inc. and Goldman, Sachs &
Company.


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